Pericom Semiconductor: (NASDAQ: PSEM) Q2 Fiscal Year 2013 Earnings

2 Copyright Pericom Semiconductor Corp 2012 Confidential » This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q3 FY13 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal third quarter . » Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. » All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. » We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings. Safe Harbor

3 Copyright Pericom Semiconductor Corp 2012 Confidential » Quarterly revenue of $30.4M » Decreased 17% Q - to - Q and was flat vs. Q2 FY12 » Geographic distribution » Asia at 93%, North America at 5%, Europe at 2% » Channel sales mix » International distribution at 62%, CMs at 27%, OEMs at 8%, North America distribution at 3%. Q2 Earnings Overview (Non - GAAP Results)

4 Copyright Pericom Semiconductor Corp 2012 Confidential » Gross margin of 38.5% » Decreased 0.8% sequentially and increased 1.2% YoY » Operating expense of $11.5 M vs. $11.8 M last Q » Operating income of $0.2 M vs. $2.6 M last Q » Operating income margin of 0.8% » Net income of $0.9 M vs. $2.5 M last Q » Net profit margin of 3% » EPS of 4 cents vs. 10 cents last Q » Tax Rate of 17% for Q2 vs. 28% last Q Q2 Earnings Overview (Non - GAAP Results)

5 Copyright Pericom Semiconductor Corp 2012 Confidential Cash & Investments $ 124M Working Capital $ 119M Total Assets $ 270M Total Liabilities $39M Shareholders’ Equity $ 231M Book Value/Share $ 9.83 Cash & Investments/Share $ 5.29 Dec. 2012 Strong Balance Sheet

6 Copyright Pericom Semiconductor Corp 2012 Confidential » Product mix as % of revenues » IC at 59% » Included analog switch at 17%, digital switch at 5%, silicon clocks at 9%, connect at 13%, interface at 4% » 11% from PTI » FCP at 41% » Top five end customers » Accounted for 30% of total revenue » One customer accounted for 10% of total revenue Q2 Product Mix and Key Customers

7 Copyright Pericom Semiconductor Corp 2012 Confidential » Introduced 23 new products: » Connectivity – 13 new products: » HDMI switch » ULS (universal level shifter ) family » MPS (microprocessor supervisor) family » Applications for notebook, tablets, embedded, server, storage, networking, consumer » Timing – 6 new products: » Embedded clock generator » Ultra Low Jitter Clock Buffer family » PCIe clock generator » Applications for networking, server, storage, embedded » Signal Integrity – 4 new products: » Very low power PCIe2 ReDriver » Very small footprint USB3 ReDriver family » Applications in server, storage, and networking, notebook, tablet, smart - phone. New Products – 2QFY13

8 Copyright Pericom Semiconductor Corp 2012 Confidential $ - millions Range of Estimates Revenue $27.5 to $30.5 Gross Margin 36.0% to 38.5% Operating Expense $11.3 to $11.7 Other Income $0.6 to $0.8 Tax Rate 30% to 32% Q3 FY13 Business Outlook (Non - GAAP)

9 Copyright Pericom Semiconductor Corp 2012 Confidential Pericom Semiconductor: Enabling Serial Connectivity ( Nasdaq : PSEM) Fiscal 2Q13 Earnings Q

& A